PURCHASE AND SALE AGREEMENT

Chambers Area, Alberta

This Agreement dated for reference the 14th day of April 2006

Between:

White Max Energy Ltd., a body corporate registered to carry on business in the Province of Alberta and having an office in the City of Calgary, in the Province of Alberta

(hereinafter called the “Vendor” or the “Transferor”)

- and -

Leroy Ventures Inc., a body corporate, registered to carry on business in the Province of Alberta and having an office in the City of Calgary, in the Province of Alberta

(hereinafter called the “Purchaser” or the “Transferee”)

Whereas the Vendor wishes to sell and the Purchaser wishes to purchase the Assets, the Parties agree as follows:

1.

Definitions

Each capitalized term used in this Agreement will have the meaning given to it in the Property Transfer Procedure.  In addition:

(a)

The transaction contemplated hereunder (the “Closing”) will take place on the Closing Date.  In this Agreement “Closing Date” means 4:30 p.m. on April 21, 2006 or such other time and date as may be agreed upon in writing by the Parties.

(b)

This Agreement will, notwithstanding its date of execution and the Closing Date, be effective as between the parties hereto from and after the Effective Date.  In this Agreement “Effective Date” means 8:00 a.m. on April 1, 2006.

(c)

“Property Transfer Procedure” means: the standard form, 2000 CAPL Property Transfer Procedure, a copy of which is attached hereto as Schedule “B”.

2.

Schedules

The following Schedules are attached hereto and made a part of this Agreement:

(a)

Schedule “A” which is the Land Schedule and identifies: (i) the Lands; (ii) the Leases; (iii) any encumbrances; (iv) Rights of First Refusal; (v) any Facilities required to be included in the Land Schedule under the definition of Facilities, any other Tangibles described in Paragraph (c) of the definition of Tangibles and any assets otherwise falling within the definition of Tangibles that are specifically excluded therefrom; and (vi) the Wells;

(b)

Schedule “B”, which is the Property Transfer Procedure, including the exhibit thereto that is the form of General Conveyance;

(c)

Schedule “C”, which is the form of Representations and Warranties Certificate; and

(d)

Schedule “6.02 (k) (iii)”, which describes environmental matters which the Transferee has been made aware of.

3.

Purchase and Sale

The Purchaser agrees to purchase the Assets from the Vendor and the Vendor agrees to sell the Assets to the Purchaser on the terms and conditions set forth in this Agreement.  Subject to the modifications that may be made under the Property Transfer Procedure, the consideration payable by the Purchaser to the Vendor for the Assets is Four Hundred Seventy Five Thousand Dollars ($475,000.00) allocated among the Assets as follows:

(a)	To P&NG Rights	$474,998.00
(b)	To Tangibles	$1.00
(c)	To Miscellaneous Interests	$1.00
	Plus 7.00% GST on Tangibles	$0.00

	TOTAL	$475,000.00

The Purchaser will pay the Purchase Price to the Vendor at Closing.

4.

Treatment of Income During Interim Period

For the purposes of Clause 4.03, Alternate 2 only, the net production income or loss that accrues in respect of the Assets in the Interim Period will belong to, or be a loss of the Transferor.  The net production income or loss, as provided for in this Article will constitute a decrease or increase to the Purchase Price and, subject to Clause 1.05 of the Property Transfer Procedure, to the amount allocated to the Petroleum and Natural Gas Rights.

5.

Further Assurances

In addition to the specific terms, conditions, covenants and obligations under this Agreement, each of the parties hereto will, at its own expense, execute and deliver all such further documents and instruments and do all acts and things as the other party hereto may reasonably require to carry out the full intent and meaning of this Agreement and to assure to the proper completion of the Closing.

IN WITNESS WHEREOF the Parties have duly executed this Purchase and Sale Agreement.

White Max Energy Ltd.	Leroy Ventures Inc.
Per:	Per:
Per:	Per:

SCHEDULE “A”

This is Schedule "A" attached to and forming a part of a Head Agreement dated for reference the 14th day of April, 2006 between White Max Energy Ltd., as the Vendor and Leroy Ventures Inc., as the Purchaser

Subject to the earning terms of the Farmout and Participation Agreement dated December 21, 2005 between White Max Energy Ltd. and Reconnaissance Energy Corporation

“Title Documents”	“Lands”	Gross Acres	Working Interest	Net Acres	Encumbrances
Alberta Crown P&NG Licencee No. 594110086 Portion	Twp. 041, Rge. 11 W5M: Section 17 Surface to base of Turner Valley fm.	640.00 (256.00 ha)	25.00%	128.00 (51.20 ha)	7.50% GORR payable to Burlington et al - and - 1.00% GORR payable to Roy Smith
Alberta Crown P&NG Licencee No. 594110086 Portion	Twp. 041, Rge. 11 W5M: Section 18 Surface to base of Turner Valley fm.	640.00 (256.00 ha)	BPO 7-18 Well 50.00%	320.00 (128.00 ha)	7.50% GORR payable to Burlington et al - and - 1.00% GORR payable to Roy Smith
	Twp. 041, Rge. 11 W5M: Section 18 Surface to base of Turner Valley fm.	640.00 (256.00 ha)	APO 7-18 Well 25.00%	120.00 (64.00 ha)	7.50% GORR payable to Burlington et al - and - 1.00% GORR payable to Roy Smith

Wells

Poco Chambers 7-18-41-11 W5M

GEEL et al Chambers 3-17-41-11 W5M

BRCL et al Chambers 14-20-41-11 W5M

SEISMIC:

None

Right to participate for White Max’s 37% of Burlington et al Farmin & Option Agreement (Option Lands Only)